Exhibit 4.21

No.: Minshang (Gu) No. (2023302090009)

WENZHOU MINSHANG BANK

Fixed Assets Loan Aontract

(2022 small and micro business edition)

Lender: Wenzhou Minshang Bank Co., Ltd.

Borrower: Wenzhou City Ouhai District Yangfushan Cultural Tutorial School

Special note: This contract is concluded by the BorrowerLender and the Borrower on the basis of equality and voluntary negotiation. All the terms of the contract are true expressions of the intention of both parties. In order to safeguard the legitimate rights and interests of the Borrower, the Lender hereby requests the Borrower to pay full attention to all the provisions of the rights and obligations of both parties, especially the black body part.

Fixed assets loan contract

Whereas: the Borrower made a loan application to the Lender; upon examination, the Lender agreed to extend the loan according to the terms and conditions of this contract. In order to clarify the rights and obligations of both parties, this contract is hereby signed and negotiated in accordance with relevant national laws and regulations.

Article 1 Purpose of the Loan

The purpose of borrowing under this contract is for the purchase of teaching equipment. Without the written consent of the Lender, the Borrower shall not use the loan for other purposes, and the Lender shall have the right to supervise the use of the money.

Article 2 Amount and Term of the Loan

2.1 The loan amount hereunder is RMB (in words) Eight Million and Five Hundred Thousand .

2.2 The term of the loan under this contract is February 15, 2023 to February 15, 2028 , starting from the date of the first withdrawal under this contract.

2.3 For each withdrawal, the withdrawal date is the date when the loan funds are actually transferred into the loan issuance account, and the maturity date is the repayment date recorded in the IOU (for installment repayment, the maturity date shall be executed according to the contract or the repayment plan otherwise agreed by the parties), and the repayment date of any withdrawal shall not exceed the loan term of this contract.

2.4 The amount and term of each loan under this contract shall be subject to the records of this contract and the corresponding loan certificate. If the loan certificate is not consistent with this contract, the loan certificate shall prevail. The loan certificate is an integral part of this contract.

Article 3 Interest Rate

3.1 The borrowing rate at the time of signing this contract is 7.5%, The borrowing rate is determined in the following manner:

The borrowing rate under this contract shall be determined on the basis of the market quoted interest rate (LPR) of the corresponding term, that is, as announced by the National Interbank Lending Center one working day before the effective date of this contract, the 5 year (1 year / 5 years or more) loan market quoted interest rate plus (plus / minus) 3.2% (a basis point is 0.01%, the same applies to below). If one working day before the date of determination, the National Interbank Funding Center has not released the market quoted interest rates for loans with corresponding maturities, the loan market quoted interest rate published by the National Interbank Funding Center on the previous working day shall prevail, and so on. After this contract takes effect, the loan interest rate shall be adjusted in the following way (1):

(1) Fixed interest rate. Not adjusted throughout the entire loan term;

(2) Floating interest rates. The floating interest rate adjustment method for each loan shall be adjusted from January 1st of the following year after the loan is issued. The Lender shall adjust the loan interest rate based on the market quoted interest rate and plus or minus points published by the National Interbank Dismantling Center on the working day prior to that day.

(3)

3.2 The loan under this contract shall bear interest from the actual withdrawal date and shall be settled on a monthly (monthly/quarterly/semi annual) basis. If settled on a monthly basis, the monthly interest settlement date is the 20th day of each month. If settled quarterly/annually, the interest settlement date is the 20th day of the end month of each quarter/year. When the loan matures, the interest will be paid off along with the principal, and the daily interest rate is equal to the annual interest rate/360.

3.3 The first interest period starts from the actual withdrawal date of the Borrower and ends on the first interest settlement date. The last interest period starts from the day after the end of the previous interest period and ends on the final repayment date. The remaining interest periods start from the end of the previous interest period and continue until the next interest settlement date.

3.4 Loan interest=loan principal * daily interest rate * actual usage days, using installment repayment of principal, the formula for calculating the principal and interest should be as stipulated in clause 7.1.

3.5 The penalty interest rate for overdue payments under this contract shall be determined by adding 50% to the original loan interest rate. The penalty interest rate for misappropriation of loans is determined by adding 100% to the original loan interest rate.

3.6 If the loan under this contract adopts the floating interest rate, the interest rate adjustment rules after the overdue loan shall still be implemented in the original way.

3.7 The loan interest rate in this contract is the annual interest rate calculated by the single interest method.

3.8 If the People’s Bank of China adjusts the method for determining the loan interest rate and applies to the loan hereunder this contract, the relevant provisions of the People’s Bank of China shall be handled and the Lender will not notify the Borrower further.

Article 4: Withdrawal

4.1 The Borrower shall, according to the actual demand for payment, follow the following requirements (1) to withdraw money:

(1) Clear the loan in one time ;

(2) Make the withdrawal in installments according to the Withdrawal Plan, and submit the withdrawal application according to the time agreed in the Drawing Plan;

(3) The withdrawal may be made in installments, and the application for withdrawal shall be submitted.

4.2 The Borrower must meet the preconditions for withdrawal agreed herein, otherwise the Lender is not obligated to make any money to the Borrower, except that the Lender agrees to make the loan first.

4.3 Preconditions for the first withdrawal:

(1) The loan project has been reviewed, approved or registered by the state authorities; (except for, according to relevant regulations, there is no need to obtain the corresponding review, approval or registration before the loan is issued);

(2) The project capital or other funds to be raised have been fully in place at the prescribed time and proportion;

(3) Except for credit loans, the Borrower has provided the corresponding guarantee as required by the Lender and has completed the relevant guarantee procedures ;

(4) Submit other information required by the Lender.

4.4 Before each withdrawal, the Borrower shall meet the following preconditions besides the preconditions for the first withdrawal:

(1) If the project capital is in place in stages, the current capital has been in place in full in proportion;

(2) No cost overspend or cost overspend is solved by oneself ;

(3) The project progress has been completed according to the plan, and the actual progress of the project matches the investment ;

(4) No breach of this contract or any other contracts signed with the Lender occurs ;

(5) Submit the application for withdrawal to the Lender as agreed herein;

(6) The provided loan purpose proof materials match the agreed purpose;

(7) Submit other materials requested by the Lender.

4.5 If the Borrower fails to withdraw funds as agreed,The Lender has the right to partially or completely cancel the outstanding loan of the Borrower.

4.6 The Borrower must submit a withdrawal application to the Lender at least 5 working days in advance when applying for withdrawal. Once the withdrawal application is submitted, it cannot be revoked without the written consent of the Lender.

4.7 If the Lender approves the Borrower’s withdrawal after review, the Lender will transfer the loan to the designated Borrower’s loan disbursement account, it shall be deemed that the Lender has issued the loan to the Borrower in accordance with the provisions of this contract.

Article 5 Payment Management

5.1 The Borrower agrees that the Lender has the right to make entrusted and autonomous payments, monitor and manage the payment of loan funds in the loan disbursement account,and supervise the use of loan funds for the purposes specified in this contract.

5.2 Entrusted payment, that is, the Borrower submitting a Payment Application and related documents to the Lender, after the Lender’s review, based on the Borrower’s payment application and payment commission, the Lender shall pay the corresponding amount to the transaction party that meets the purpose specified in the contract. The loan under this contract shall be paid in the form of entrusted payment by the Lender when any of the following conditions are met:

(1) If the Borrower’s single payment of the loan amount exceeds 5% of the total project investment or 5 million RMB;

(2) N/A.

5.3 Independent payment, that is, the Borrower submits the Payment Application Form to the Lender, and after the Lender’s review , the corresponding payment shall be transferred to the account opened by the Borrower according to the Borrower’s payment application, and the Borrower shall independently pay the payment to the transaction party for the purpose agreed in the contract.

In the case of independent payment, the Borrower shall regularly report to the Borrower on the use of the loan as required by the Lender. If the parties otherwise agree to other supervision methods, the Borrower shall implement other supervision requirements of the Lender.

5.4 In the process of loan issuance and payment, the Borrower agrees that in the the following circumstances, the Lender shall have the right to request the Borrower for supplementary withdrawal conditions and payment conditions, or to stop the issuance and payment of the loan funds according to this contract:

(1) Declining in credit status;

(2) Failing to pay the loan funds as agreed in the contract ;

(3) The project progress lags behind the use progress of the loan;

(4) Violation of the contract and avoid the entrusted payment of the Lender by breaking it into parts.

Article 6 Account Management

6.1 The parties agree that the Borrower opens at the Lender below (2) account as the loan issuance account under this contract:

(1) Fund supervision account:

name in an account book:

account number:

(2) General settlement account:

Account name in an account book: Wenzhou City Ouhai District Yangfushan Cultural Tutorial School

Account number: [Redacted]

6.2 The Borrower agrees that the loan issuance account shall be the repayment account and fund return account under this contract, and shall be used to collect the corresponding project income or planned repayment funds, unless otherwise agreed by both parties. If the corresponding project income is settled in non-cash form, the Borrower shall ensure that the fund is timely transferred to the fund return account after receiving the payment.

6.3 The Lender has the right to supervise the fund return account, including but not limited to understanding and supervising the fund income and expenditure of the account, and the Borrower shall cooperate.

6.4 If required by the Lender, the Borrower shall sign a special account supervision agreement with the Lender.

Article 7. Repayment

7.1 The Borrower shall repay the loan under this contract in the following manner (2):

(1) Repay the loan principal in one lump sum upon maturity;

(2) Repay the principal in installments according to the order, time, and amount listed in the Repayment Schedule;

(3) Equal principal and interest repayment method. Except for the first and last installments, repay the loan principal and interest in equal amounts for each installment. The formula for calculating the principal and interest to be repaid is:

Principal and interest for each period = loan principal * interest rate of the period * (1+interest rate per period)^total repayment periods/(1+interest rate of the period)^total repayment periods-1

In the above formula, for monthly repayments, the interest rate of the period is the monthly interest rate; for quarterly repayments, the interest rate of the period is the annual interest rate/4.

(4) Equal principal repayment method. Except for the first and last installments, the Borrower shall repay the loan principal in equal installments,

The calculation formula is:

Principal and interest for each period=loan principal/total repayment periods+(loan principal-accumulated repaid principal)* interest rate of the period

In the above formula, for monthly repayments, the interest rate of the period is the monthly interest rate; for quarterly repayments, the interest rate of the period is the annual interest rate/4.

(4) Other repayment plans: /.

7.2 The Borrower shall prepare sufficient provisions in the repayment account of the Borrower mentioned in 6. 1 and 6.2 before 17:00 on the date of interest settlement and the date of repayment. The principal and interest of the term loan and other amounts payable are irrevocably authorized to transfer to the Lender directly from the account. If the amount in the repayment account is insufficient to pay the full amount due to the Borrower, the Lender has the right to determine the order of repayment.

If the repayment account occurs to be having loss reporting, freezing, stop repayment or cancellation, or the Borrower needs to change the repayment account, the Borrower shall go through the change procedures of the repayment account at the Lender’s counter. Before the change procedures take effect, if the original repayment account has been unable to transfer the full amount, the Borrower should go to the Lender counter for repayment. If the Borrower fails to go through the procedures of changing the repayment account in time or fails to repay the loan at the Lender counter in time and causes the failure to pay off the principal and interest of the due loan in full, the Borrower shall bear the liability for breach of contract.

7.3 When the Borrower applies for prepayment, it shall submit a written application to the Lender and obtain its consent. If the Lender agrees to repay the loan in advance, the Borrower shall pay off the loan to the prepayment of the loan, and the principal, interest and other amounts payable herein.

7.4 The Lender has the right to recover the loan in advance according to the fund return of the Borrower.

7.5 If the actual loan term is shortened due to the Borrower’s repayment in advance or the Lender recovers the loan in advance according to the contract, the corresponding interest rate shall not be adjusted and the original loan interest rate shall still be implemented.

Article 8. Guarantee

8.1 In addition to the credit loans, the Borrower shall provide the legal and valid guarantees recognized by the Lender for the performance of its obligations under this contract. The guarantee contract shall be signed separately. The guarantee contract corresponding to the loan under this contract includes but is not limited to:

(1) See number Mingshang (Gaobao) 202301170028 for Maximum Amount Guarantee Contract;

(2) See number Mingshang (Gaobao) 202301170029 for Maximum Amount Guarantee Contract;

(3) See number Mingshang (Gaobao) 202301170030 for Maximum Amount Guarantee Contract.

8.2 If collateral under this contract is damaged, devaluation, having property rights disputes, seized or witheld, or the guarantor is in violation of the guarantee contract, or the guarantor has financial changes or other adverse changes to the Lender creditor’s rights, the Borrower shall promptly notify the Lender, and provide other guarantees recognized by the Lender.

8.3 The Lender shall have the right to regularly or irregularly reassess the value of the collateral and guarantor’s guarantee ability, if the assessment is that collateral value has reduced, or the guarantor’s guarantee ability has declined, the Borrower shall provide additional value or guarantee ability or provide other guarantees recognized by the Lender.

Article 9. Statements and Warranties

The Borrower makes the following representations and warranty to the Lender throughout the term of this contract:

9.1 The loan and the loan items shall meet the requirements of laws and regulations.

9.2 It shall have the qualification of a borrower according to law and the qualification and ability to sign and perform this contract.

9.3 The signing of this contract has obtained all necessary authorization or approval. The signing and performance of this contract shall not violate the provisions of the articles of association and relevant laws and regulations of the Company, and shall not contradict other obligations under this contract.

9.4 Operating in accordance with the law, with good credit status, paying other debts payable on schedule, and having no malicious default on the principal and interest of bank loans.

9.5 It has a sound organizational structure and financial management system, no major violations of rules and disciplines have occurred in the process of production and operation in the recent year, and the current senior management personnel do not have any major bad record.

9.6 All the documents and materials provided to the Lender are true, accurate, complete and valid, and contain no false records, material omissions or misleading statements.

9.7 The financial and accounting reports provided to the Lender are prepared in accordance with the Chinese accounting standards, which truly, fairly and completely reflect the operating conditions and liabilities of the Borrower, and the financial condition of the Borrower has no no material adverse since the end of the latest financial and accounting reports.

9.8 Did not conceal any litigation, arbitration or claims from the Lender. There is no ongoing litigation, arbitration, other administrative proceedings or claims that may affect the execution or performance of the Contract and the payment of debts under this contract.

9.9 Did not conceal from the Lender any matter that has occurred or is occurring and may affect its financial position and solvency.

Article 10 Commitment Made by the Borrower

10.1 The loan is withdrawn and used according to the term and purpose agreed herein, the loan shall not flow into the securities market, futures market in any form or other purposes prohibited or restricted by relevant laws and regulations.

10.2 Pay off the loan principal, interest and other payables in accordance with the contract.

10.3 Accept and actively cooperate with the Lender to inspect and supervise the use of borrowing funds including the purpose by means of account analysis, voucher inspection, on-site investigation, etc., and regularly summarize and report the use of borrowing funds according to the requirements of the Lender.

10.4 Accept the credit inspection of the Lender, provide financial accounting data such as balance sheet, profit and loss statement and other materials reflecting the solvency of the Borrower as required by the Lender, assist and cooperate with the Lender in the investigation, understanding and supervision of its production, operation and financial situation.

10.5 For the outstanding principal and interest of the loan and other amounts due (including being declared immediately due) under this contract, dividends and dividends shall not be distributed in any form.

10.6 In the case of merger, split, capital reduction, equity change, equity pledge, transfer of material assets and creditor’s rights, major foreign investment that may adversly affect the realization of the Lender’s creditor’s rights, prior arrangement with the written consent of the Lender or satisfactory to the Lender is required.

10.7 Timely notify the Lender of any of the following circumstances:

(1) Change of the articles of association, business scope, registered capital and legal representative ;

(2) Closing, dissolution, liquidation, suspension of business operations for rectification, revocation of business license, cancellation or application for (order for) bankruptcy;

(5) Involving or potentially involving major economic disputes, litigation, arbitration, or property being lawfully seized Seizure or Supervision:

(6) Shareholders, directors, and current senior management personnel are suspected of major cases or economic disputes.

10.8 Timely, comprehensive, and accurate disclosure of related party relationships and related transactions to the Lender.

10.9 Promptly sign for all types of notices sent or delivered by the Lender.

10.10 Do not dispose of its own assets in a way that reduces its solvency. Without the consent of the Lender, the assets formed by the loan under this contract shall not be used to provide guarantees to third parties.

10.11 If the loan under this contract is issued by credit, it shall be complete, the external guarantee situation shall be accurately and regularly reported to the Lender and sign an account supervision agreement according to the Lender’s requirements. Providing external guarantees may affect the performance of its obligations under this contract.Written consent from the Lender is required.

10.12 Support the participation of Borrowers in the review of the three accounts (preliminary estimate, budget, and final account) for borrowing projects, matters related to engineering bidding and completion acceptance.

10.13 If the Borrower of this contract is a group customer,the Borrower hereby undertakes that it shall promptly report to the Lender any related party transaction with a net asset value of more than 10%, including the affiliated relationships of the parties involved in the transaction, the transaction items and nature, the amount or corresponding proportion of the transaction pricing policy (including transactions with no or only symbolic amounts).

10.14 Bear the expenses incurred by the Lender in realizing the creditor’s rights under this contract, including but not limited to lawyer fees, auction fees, collection fees, etc.

10.15 The order of repayment of the debts under this contract shall take precedence over the debts of the Borrower to its shareholders, and shall be at least in an equal position with the similar debts of other creditors of the Borrower.

10.16 Where the Borrower’s repayment funds (including but not limited to the funds obtained by the Lender through withholding and disposal of collateral, etc.) are insufficient to pay off all its debts to the Lender under this contract and other contracts, the Lender shall have the right to decide the order of repayment.

10.17 Strengthen environmental and social risk management, and accept the supervision and inspection of the Lender. Submit an environmental and social risk report to the Lender as requested.

10.18 When the Borrower authorizes the Lender to handle the relevant business under this contract and perform the risk management procedures, according to the relevant institutions or units (including but not limited to financial credit information base database, accumulation fund, tax, communications operators, e-commerce platform, Internet platform and other third party) query, print, custody and use the Borrower’s credit report, personal information and credit information, including credit information, and guarantees that it will not file any claim to the above institutions in cooperation with the Lender.

10.19 The Lender shall have the right to entrust its rights and obligations under this contract to a third party (including but not limited to credit investigation, overdue payment collection, etc.) and disclose relevant information of the Borrower to the institution, which the Borrower recognizes and has no objection.

Article 11 Breach of Contract

11.1 Any of the following circumstances shall constitute a default of the Borrower:

(1) The Borrower fails to repay the principal and interest of the loan and other amounts payable hereunder as agreed, or fails to perform any other obligations hereunder, or violates the representations, warranties or commitments hereunder;

(2) The guarantee under this contract has changed unfavorable to the creditor’s rights of the Lender, or the guarantor violates the provisions of the guarantee contract, and the Borrower fails to provide other guarantee recognized by the Lender;

(3) Changing the original purpose of the loan without the consent of the Lender, misappropriating the loan or engaging in illegal or illegal transactions with the bank loan;

(4) Refusing to accept the Lender’s supervision and inspection of the use of its credit funds and related business and financial activities;

(5) Providing false materials or concealing important business financial facts;

(6) Any other debts of the Borrower fails to repay after maturity (including being declared to be due earlier), or fails to perform or violate its obligations under other agreements, which has been or may affect the performance of its obligations under this contract;

(7) The Borrower’s financial indicators, such as profitability, solvency, operating capacity and cash flow, deteriorate, which has already, or may affect the performance of its obligations hereunder;

(8) The Borrower has undergone significant adverse changes in the Borrower’s equity structure, production and operation, and overseas investment, which has already affected or may affect the performance of its obligations hereunder;

(9) the Borrower involves or may involve major economic disputes, litigation, arbitration, or assets are seized, seized or enforced, or by judicial organs or administrative organs in accordance with the investigation or adopt penalties in accordance with the law, or in violation of the relevant provisions of the state or policy by the media exposure, through or may affect the performance of its obligations under this contract;

(10) Abnormal changes or disappearance of the main investors or key management personnel or being investigated or restricted by judicial authorities according to law, which has experienced or may affect the performance of its obligations under this contract ;

(11) The Borrower takes advantage of the false contract with the related party, takes the funds of the Lender or gives credit, or intentionally evaded the creditor’s rights of the Lender through the related party transaction;

(12) The Borrower has or may have closed, dissolved, liquidated, suspended business for rectification, business license revoked, revoked or applied for (applied for) bankruptcy;

(13) The Borrower has caused a liability accident, major environmental and social risk events caused by the violation of food safety, production safety, environmental protection, and other environmental and social risk management, which has or may affect the performance of its obligations under this contract ;

(14) The project capital is not in place as planned or in proportion, or it is not made up within the time specified by the Lender;

(15) Failure to complete the project construction according to the schedule, or the actual progress of the project does not match the investment amount, or the project construction and operation environment and conditions have significantly adverse changes;

(16) If the loan under this contract is issued by credit, the credit rating, profit level, asset-liability ratio, net cash flow of operating activities and other indicators do not meet the credit conditions of the Lender; or the Borrower establishes the credit or provides guarantee to others without the written consent of the Lender, which has or may affect the performance of its obligations under this contract ;

(17) Other circumstances that may adversely affect the realization of the Lender’s claims under the contract.

11.2 If the Borrower breaches the contract or fails to exercise the guarantee right in advance in accordance with the provisions of the guarantee contract, the Lender has the right to take one or more of the following measures:

(1) Ask the Borrower to correct the default behavior within a time limit ;

(2) Stop issuing the loan and other financing funds to the Borrower in accordance with this contract and other contracts between the Lender and the Borrower, and cancel in part or all of the Borrower’s failure to withdraw the loan or other financing funds;

(3) Announce that the outstanding loans and other financing funds under other contracts between this contract and the Lender and the Borrower shall be immediately due, and the outstanding funds shall be recovered immediately;

(7) Request the Borrower to compensate for the losses caused to the Lender due to its default;

(5) Transfer funds from any account opened by the Borrower to recover the outstanding amount, or take restrictive measures such as “only collect but not paying”;

(6) Other measures as stipulated by laws and regulations, as agreed herein or deemed necessary by the Lender.

11.3 If the Borrower fails to repay the loan as agreed upon (including being declared immediately due), the Lender has the right to charge penalty interest at the penalty interest rate agreed upon in this contract from the date of overdue. The interest (including penalty interest) that the Borrower fails to pay on time shall be compounded at the overdue penalty interest rate. The interest settlement rules for penalty interest/compound interest shall apply to the interest settlement rules stipulated in this contract.

11.4 If the Borrower fails to use the loan for the purpose specified in this agreement, the Lender has the right to use the loan from the date of misappropriation. For the misappropriated portion, penalty interest shall be charged at the penalty interest rate of the misappropriated loan as stipulated in this contract. The interest (including penalty interest) that was not paid on time during the period when the loan was misappropriated, compound interest will be charged based on the penalty interest rate for misappropriation of loans. The interest settlement rules for penalty interest/compound interest shall apply to the interest settlement rules stipulated in this contract.

11.5 If the Borrower simultaneously experiences the situations listed in Article 11.3 and 11.4 above, the penalty interest rate shall be determined based on the heavier one and cannot be imposed concurrently.

11.6 If the Borrower fails to repay the loan principal, interest (including penalty interest and compound interest) or other payable amounts on time, the Lender has the right to announce and collect them through the media.

11.7 If there is a change in the control or controlled relationship between the Borrower’s affiliates and the Borrower, Or if the Borrower’s affiliated parties encounter situations other than those mentioned in Article 11.1 (1), (2), (3), and (4),If it has already or may affect the Borrower’s performance of obligations under this contract, the Lender has the right to take all the measures stipulated in this contract.

Article 12 Deductions

If the Borrower fails to repay the debts due (including those declared to be immediately due) under this contract as agreed, the Borrower agrees that the Lender shall deduct the corresponding amount from all accounts opened by the Borrower with the Lender for repayment, until all debts of the Borrower under this contract are fully repaid.

Article 13 Assignment of Rights and Obligations

The Lender has the right to assign part or all of its rights under this contract to a third party. The transfer does not require the consent of the Borrower, and the Lender shall notify the Borrower of such transfer according to the specific needs (including but not limited to SMS, letters, internal letters on the online service platform, etc.). The Borrower shall not assign any of the rights and obligations under this contract.

Article 14 Effective, Amendments, and Rescission

14.1 This Contract shall come into force on the date when both parties affix their official seals or special seals for contract and shall terminate on the date when the Borrower completes the performance of its obligations hereunder.

14.2 Any amendment to this contract shall be made by all parties and in writing. The amending terms or agreement shall form a part of this contract and shall have the same legal effect as this contract. Except for the modified part, the rest of the contract shall remain valid, and the original terms shall remain valid before the modified part takes effect.

14.3 The modification and rescission of this contract shall not affect the right of the contracting parties to claim compensation for losses. The termination of this contract shall not affect the validity of the relevant dispute resolution clause.

Article 15. Applicable Law and Dispute Resolution

The conclusion, validity, interpretation, performance and dispute settlement of this contract shall be governed by the laws of the People’s Republic of China. Any dispute or disagreement arising from or in connection with this contract shall be settled between the Lender and the Borrower through negotiation. If no agreement can be reached through negotiation, the dispute shall be settled as agreed herein. The dispute settlement method under this contract is: (2) ：

(1) The dispute shall be submitted to the arbitration committee at / (the place of arbitration) according to the arbitration rules valid at the time when the arbitration application is submitted. The arbitral award shall be final and binding on both parties.

(2) Settlement shall be settled in the court where the Lender is located.

Article 16 Confirmation of the Service Address of Litigation / Arbitration Documents

16.1 The Borrower confirms that the address recorded in the Confirmation of Service Address for Debt Collection and Litigation (Arbitration) Documents shall be used as the service address for debt collection, litigation/arbitration documents related to disputes under this contract.

Litigation/arbitration documents include but are not limited to subpoenas, notice of hearing, judgment, ruling, mediation agreement, notice of limited performance, etc.

16.2 The Borrower agrees that the arbitration institution or court may use the fax or email specified in the Confirmation of Service Address for Debt Collection and Litigation (Arbitration) Documents to serve arbitration/litigation documents.

16.3 The above delivery agreement applies to each stages of arbitration and litigation proceedings including first instance, second instance, third instance and enforcement. For the above service address, arbitration institutions or courts may directly send the service by mail.

16.4 The Borrower shall ensure the authenticity and validity of the address, contact person, fax, email, and other information recorded in the Confirmation of Service Address for Debt Collection and Litigation (Arbitration) Documents. If there are any changes to the relevant information, the Borrower shall promptly notify the Lender in writing, otherwise delivery to the original address information shall still be valid, the Borrower shall bear the legal consequences arising therefrom on their own.

Article 17 Notification

All notices from both parties under this contract shall be issued in writing. Unless otherwise agreed, both parties shall designate the address specified in the Confirmation of Service Address for Debt Collection and Litigation (Arbitration) Documents, as the communication and contact address. If either party’s mailing address or other contact information changes, the other party should be notified in writing in a timely manner.

Article 18 Special Provisions on VAT

18.1 The interest and fees paid by the Borrower to the Lender under this contract shall be tax-inclusive.

18.2 If the Borrower requires the Lender to issue a VAT invoice, it shall register the information and fill in the invoice application form (provide the email address). The Borrower shall ensure that the relevant information provided to the Lender is true, accurate and, and shall provide the relevant supporting materials (if required) as required by the Lender.

18.3 Loan interest issuance VAT ordinary invoices are typically electronic ordinary invoices. If the applicant applies for issuing a paper VAT ordinary invoice, the recipient shall provide the power of attorney and identity certificate to the Lender. If the Borrower chooses to collect the VAT invoice by mail, it shall provide the accurate mailing address and other information.

18.4 If the Lender is unable to issue VAT invoices in time due to force majeure such as natural disasters, government actions, abnormal social events, or tax authorities, the Lender has the right to delay the invoice and shall not assume any responsibility.

18.5 If the VAT invoice is lost or damaged after the invoice is received or delivered by the Lender, the Borrower may apply to the Lender for photocopy stub as evidence.

18.6 In case of need to issue VAT red letter invoice or invalid invoice due to sales return, suspension of taxable service or incorrect invoice, the Borrower shall apply to the Lender for issuing VAT red letter invoice or invalid invoce with signature and seal, and return the original invoice for all the same times.

18.7 During the performance of this contract, in case of any adjustment of national tax rate, the Lender shall have the right to adjust the price agreed herein according to the change of national tax rate.

Article 19 Other Agreements

19.1 Failure to exercise or partially exercise or delay in exercising any right under this contract shall not constitute a waiver or alteration of such right or other rights and shall not affect its further exercise of such or other rights.

19.2 The invalidity or unenforceability of any provision of this contract shall not affect the validity and enforceability of any other provision, nor shall it affect the validity of the whole contract.

19.3 The “related parties”, “related party relationships”, “related party transactions” “major individual investors” and “key management personnel” referred to in this contract shall have the same meaning as in the Accounting Standards for Enterprises No. 36- Disclosure of Related Parties issued by the Ministry of Finance (Finance and Accounting [2006] No. 3) and its subsequent revisions.

19.4 The environmental and social risks referred to in this contract refer to the construction, production, and possible hazards and related risks to the environment and society in business activities, including energy consumption, pollution, land, health, safety, resettlement, ecological protection Environmental and social issues related to climate change.

19.5 The Lender shall prepare and retain documents and vouchers related to the loan under this contract in accordance with its business rules, this constitutes valid evidence to prove the creditor-debtor relationship between the Lender and the Borrower, and is binding on the Borrower.

19.6 During the validity period of this contract, if the issuance or modification of any national policies or regulatory regulations results in the Lender being unable to continue performing this contract or some of its terms, the Lender has the right to cancel the outstanding loan and take other measures deemed necessary by the Lender in accordance with relevant regulations.

19.7 In this contract, (1) any reference to this contract shall include any modification or supplement to this contract; (2) clause headings are for reference only and do not constitute any interpretation of this contract or constitute any limitation on the content and scope under the clause headings.

19.8 This contract shall come into effect after being signed or stamped by both parties. Two copies of the original contract shall be made, with the Borrower and the Lender each holding one copy, which shall have equally legal effect.

Article 20 Other matters agreed upon by both parties: (There is no text below)

Both parties confirm that: both the Lender and the Borrower have fully negotiated all the terms of this contract. The Lender has drawn special attention from the Borrower to the full provisions of the rights and obligations of the parties, fully prepared them, and interpreted and explained the relevant provisions at the request of the Borrower. The Borrower has carefully read and understood all the terms of the contract. The Lender and the Borrower have the same understanding of the terms of this contract and have no objection to the contents of the contract.

Lender: Wenzhou Minshang Bank Co., Ltd. (affix one’s seal):

/s/ Wenzhou Minshang Bank Co., Ltd.

/s/ Hou Niandong

Date: February 15, 2023

Borrower: Wenzhou City Ouhai District Yangfushan Culture Tutorial School

(affix one’s seal):

/s/ Wenzhou City Ouhai District Yangfushan Culture Tutorial School

Legal representative / Authorized representative (signature or seal): /s/ Weng Xueyuan

Date: February 15, 2023

Confirmation of Service Address for Debt Collection and Litigation (Arbitration) Documents

Notification of filling in the confirmation of service address

1. In order to facilitate the party to receive the notice of debt collection and the litigation documents of the People’s Court in time, and ensure the smooth progress of the collection and litigation procedures, the parties shall truthfully provide the exact address of service;

2. The confirmed service address is applicable to the debt collection stage, trial stage and execution stage, as well as other cases tried by the accepting court (arbitration commission) at the same time;

3. If the person (the entity) or the poxy recipient refuses to sign for the documents, resulting in the collection and litigation documents not being received by the person (the entity), the date of return of the documents shall be regarded as the date of service;

4. If the address of service confirmed by the party is changed, the party shall notify within three days by filling a Confirmation of Service Address, otherwise the original address of service shall remain valid and the party shall bear the possible legal consequences arising therefrom.

The party shall provide the address

1. I (or the company) confirm that the following address is the service address :

Address: Ruixing Road, Litun Street, Ouhai District, Wenzhou City 114 Zip Code: 325000 To: Wenzhou City Ouhai District Yangfushan Culture Tutorial School Tel : [Redacted]

2. I (or the company) shall designate the following address of the proxy receiver as the address of delivery: Proxy Receiver: ———— Relationship with me :_______ address: zip code: _______

3. I (or the company) specify the following modern communication methods:

(1) Mobile phone SMS, phone number: ——— (2) Email, email address : ——— (3)Fax, fax number: ———— (4) Other methods and address : ———

4. Other contact information: ————

The party to confirm the service address

I have fully known and understood the legal significance of this confirmation, and guarantee that all the contents filled in are true, effective, and I am willing to be abide by it.

Signature, seal or seal of the party concerned : /s/ Weng Xueyuan /s/ Wenzhou City Ouhai District Yangfushan Culture Tutorial School

February 15,2023

Signed at: Wenzhou Minshang Bank

Remarks
Notes

1. Before filling in this form, you should read all the contents carefully, and fully understand the significance and legal consequences of filling in this confirmation of service address;

2. The service address and other contents shall be filled in by the party or the party’s authorized agent. In principle, a natural person shall use their registered residence or domicile as the service address; a legal person or other organization shall use the domicile or principal office location registered in the business registration or other legally registered records as the service address;

3. If the party is an organization, this confirmation shall be signed by the legal representative or the responsible person or an authorized agent with the official seal, and the signature of an authorized agent shall be accompanied by a power of attorney;

4. Telephone numbers shall include office telephone, residential telephone and mobile phone;

5. This confirmation shall also serve as an annex to the loan contract, guarantee contract and other exhibits.